Exhibit 10.16

NCI BUILDING SYSTEMS, INC. 2003 LONG-TERM STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

Grantee:	Charles W. Dickinson
Number of Awarded Shares:	25,000
Date of Award:	August 26, 2004
Expiration of Restriction Period	See Section 3
NCI Building Systems, Inc., a Delaware corporation (the “Company”), hereby grants to the individual whose name appears above (“Grantee”), pursuant to the provisions of the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan, as in effect on the date hereof (the “Plan”), a restricted stock award (this “Award”) of shares (the “Awarded Shares”) of its common stock, $0.01 par value per share (the “Common Stock”), effective as of the date of award as set forth above (the “Grant Date”), upon and subject to the terms and conditions set forth in this Restricted Stock Agreement (this “Agreement”) and in the Plan. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan. A copy of the Plan in effect as of the date hereof is attached hereto, the terms and conditions of which are incorporated herein by reference.
     1. Effect of the Plan. The Awarded Shares granted to Grantee are subject to all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee. This Award shall be subject, without further action by the Company or Grantee, to any amendment, modification, restatement or supplement to the Plan that is beneficial to, or increases the rights of, Grantee. This Award shall not be subject to any amendment, modification, restatement or supplement to the Plan that reduces or adversely affects the rights and benefits available to Grantee hereunder.
     2. Grant. This Award shall evidence Grantee’s ownership of the Awarded Shares, and Grantee acknowledges that he or she will not receive a stock certificate representing the Awarded Shares unless and until the Awarded Shares vest as provided in this Agreement and all tax withholding obligations applicable to the Vested Awarded Shares (as defined below) have been satisfied. The Awarded Shares will be held in custody for Grantee, by the Chief Financial Officer of the Company pursuant to joint escrow instructions between Grantee and the Company (substantially in the form of Exhibit A hereto), until the Awarded Shares have vested in accordance with Section 3 of this Award. Upon vesting of the Awarded Shares, the Company shall, unless otherwise paid by Grantee as described in Section 9(a) of this Award, withhold that number of Vested Awarded Shares necessary to satisfy any applicable tax withholding obligation of Grantee in accordance with the provisions of Section 9(a) of this Award, and thereafter instruct the Chief Financial Officer to deliver to Grantee all remaining Vested Awarded Shares; provided, however, that Grantee shall have the right to make a one-time irrevocable election, at least six (6) months prior to a Vesting Date (as defined below), to receive the Vested Awarded Shares in up to twenty (20) annual installments, with the first installment being distributed to Grantee on the Vesting Date. Grantee shall exercise this right by delivering to the Company a written notice that states his election to defer the receipt of the Vested Awarded Shares pursuant to this Section 2, which notice shall include Grantee’s schedule of receipt of the Vested Awarded Shares in up to twenty (20) annual installments. Grantee agrees that the Awarded Shares shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 4 of this Agreement, the restrictions on transfer set forth in Section 5 of this Agreement and the satisfaction of the Required Withholding as set forth in Section 9(a) of this Agreement.
     3. Vesting Schedule; Service Requirements. Except as provided otherwise in Section 4 of this Agreement, the Awarded Shares shall vest if Grantee’s continuing employment or consulting relationship with the Company or any Subsidiary (“Continuous Service”) is not terminated during the period commencing with the Grant Date and ending with the applicable date that such portion of the Awarded Shares vests (each, a “Vesting Date”). Awarded Shares that have vested pursuant to this Agreement are referred to herein as “Vested Awarded Shares” and Awarded Shares that have not yet vested pursuant to this Agreement are referred to herein as “Unvested Awarded Shares.” Subject to the provisions of Section 4 of this Agreement, if Grantee’s Continuous Service is not terminated prior to an applicable Vesting Date, the Awarded Shares shall vest on the date that Grantee retires from his Continuous Service at or after Normal Retirement Age. For purposes of this Agreement, Normal Retirement Age shall be deemed to be 65 years of age.
     4. Conditions of Forfeiture.
          (a) Upon the date of termination of Grantee’s Continuous Service (the “Termination Date”):
     (i) by the Company for Cause (as hereinafter defined) or by Grantee’s voluntary resignation without Good Reason (as herein after defined) before all of the Awarded Shares become Vested Awarded Shares, all Unvested Awarded Shares as of the Termination Date shall, without further action of any kind by the Company or Grantee, be forfeited; or
     (ii) by the Company without Cause or by Grantee’s voluntary resignation with Good Reason before all of the Awarded Shares become Vested Awarded Shares, on the Termination Date eight and thirty-three hundredths percent (8.33%) of the Unvested Awarded Shares shall vest for each twelve-month period of Grantee’s

Continuous Service completed since the Grant Date, and the remainder of the Unvested Awarded Shares as of the Termination Date shall, without further action of any kind by the Company or Grantee, be forfeited.
     (b) All Unvested Awarded Shares that are forfeited pursuant to the terms of this Agreement shall be deemed to be immediately transferred to the Company without any payment by the Company or action by Grantee, and the Company shall have the full right to cancel any evidence of Grantee’s ownership of such forfeited Unvested Awarded Shares and to take any other action necessary to demonstrate that Grantee no longer owns such forfeited Unvested Awarded Shares automatically upon such forfeiture. Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Unvested Awarded Shares. Grantee, by his acceptance of the Award granted pursuant to this Agreement, irrevocably grants to the Company a power of attorney to transfer Unvested Awarded Shares that are forfeited to the Company and agrees to execute any documents requested by the Company, including but not limited to one or more stock assignments separate from the certificate substantially in the form of Exhibit B hereto, to facilitate such transfer upon forfeiture. The provisions of this Agreement regarding transfers of Unvested Awarded Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.
     (c) Notwithstanding anything to the contrary in this Agreement, the Unvested Awarded Shares shall become vested (i) on the death of Grantee during Grantee’s Continuous Service; (ii) if Grantee suffers a Disability during Grantee’s Continuous Service; or (iii) in accordance with the provisions of Section 12(b) of the Plan relating to a Change in Control.
     (d) For purposes of this Agreement, “Cause” means:
     (i) Grantee’s failure or inability for any reason to devote substantially all of his business time and effort to the performance of his duties and responsibilities to NCI Group, L.P. (“NCI Group”), the Company and their affiliates (vacation time and absence due to sickness or disability being excepted herefrom) and such failure or inability continues for a period of thirty (30) days after written notice to Grantee by NCI Group or the Company of the existence of such failure or inability; provided, however, that only one such notice by NCI Group or the Company need be sent and, if such failure re-occurs thereafter, no further notice and opportunity to cure such failure shall be required;
     (ii) indictment for, or conviction of, or plea of nolo contendere to, a felony, other than a felony involving the operation of a motor vehicle which does not result in serious bodily harm to any person;
     (iii) disregard or failure to use commercially reasonable efforts to carry out the reasonable and lawful instructions of the Board of Directors of the Company, or a material violation of policies established by NCI Group or the Company, with respect to the operation of its business and affairs that continues for a period of thirty (30) days after written notice to Grantee by NCI Group or the Company of the existence of such violation, disregard or failure; provided, however, that only one such notice by NCI Group or the Company need be sent and, if such violation, disregard or failure re-occurs thereafter, no further notice and opportunity to cure such violation, disregard or failure shall be required;
     (iv) an act committed by Grantee which (A) brings NCI Group or the Company into public disgrace, or (B) harms the business operations of NCI Group or the Company; provided, however, that the Board of Directors of the Company or the Chairman of the Board must first provide to Grantee written notice clearly and fully describing the particular acts or omissions which the Board or the Chairman of the Board reasonably believes in good faith constitutes Cause under this subsection and an opportunity, within thirty (30) days following his receipt of such notice, to meet in person with the Board of Directors or the Chairman of the Board to explain or defend the alleged acts or omissions relied upon by the Board of Directors and, to the extent practicable, to cure such acts or omissions;
     (v) habitual insobriety or illegal use of controlled substances by Grantee; or
     (vi) breach or failure by Grantee to comply in any material respect with the Company’s Corporate Governance Guidelines or Code of Business Conduct and Ethics (as the same may be amended, restated, extended, supplemented or otherwise modified in writing from time to time in the sole discretion of the Board of Directors of the Company) that is not cured within thirty (30) days after written notice to Grantee by NCI Group or the Company of the breach or failure to perform; provided, however, that only one such notice by NCI Group or the Company need be sent and, if such breach or failure re-occurs thereafter, no further notice and opportunity to cure such breach or failure shall be required.
For purposes of this Agreement, any termination of Grantee’s employment for Cause shall be effective only upon delivery to Grantee of a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of a majority of the entire membership of the Board of Directors (excluding Grantee) following a meeting at which Grantee was given an opportunity to be heard on at least five business days’ advance notice, finding that Grantee was guilty of the conduct constituting Cause, and specifying the particulars thereof.
     (e) For purposes of this Agreement, “Good Reason” means any of the following events that occurs without Grantee’s prior written consent:
     (i) (A) Any reduction in the amount of Grantee’s then current base salary in excess of ten percent (10%) in any twelve month period or below his now current base salary rate, (B) any material reduction in the aggregate amount of cash bonuses and other cash incentive compensation that Grantee has an opportunity to earn under the various bonus and inventive programs of the Company and NCI Group, or (C) any material reduction in the aggregate employee benefits as in effect for the benefit of Grantee from time to time (unless such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its affiliates); or
     (ii) (A) the removal of or failure to elect or appoint Grantee to an executive officer (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended from time to time) position with the Company, or (B) any material reduction in the nature or status of Grantee’s authority or in his duties or responsibilities;
provided, however, that no act or omission shall constitute “Good Reason” for purposes of this Agreement unless Grantee provides to the Board of Directors of the Company or the Chairman of the Board a written notice clearly and fully describing the particular acts or omissions which Grantee reasonably believes in good faith constitutes “Good Reason”, and an opportunity, within thirty (30) days following its receipt of such notice, to cure such acts or omissions.
     5. Non-Transferability. Grantee may not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the Unvested Awarded Shares, or any right or interest therein, by operation of law or otherwise. Any transfer in violation of this Section 5 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.
     6. Dividend and Voting Rights. Subject to the restrictions contained in this Agreement, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Awarded Shares, including Unvested Awarded Shares, and to receive all dividends, cash or stock (other than stock dividends accounted for as a stock split), paid or delivered thereon, from and after the date hereof. In the event of forfeiture of Unvested Awarded Shares, Grantee shall have no further rights with respect to such Unvested Awarded Shares. However, the forfeiture of the Unvested Awarded Shares pursuant to Section 4 hereof shall not create any obligation to repay cash dividends or stock dividends (other than stock dividends accounted for as a stock split) received as to such Unvested Awarded Shares, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Unvested Awarded Shares prior to forfeiture.
     7. Capital Adjustments and Corporate Events. If, from time to time during the term of this Agreement, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration (including stock dividends accounted for as a stock split), the Unvested Shares shall be adjusted in accordance with the provisions of Section 12 of the Plan. Any and all new, substituted or additional securities to which Grantee may be entitled by reason of Grantee’s ownership of the Unvested Awarded Shares hereunder because of a capital adjustment shall be immediately subject to the forfeiture provisions of this Agreement and included thereafter as “Unvested Awarded Shares” for purposes of this Agreement.

     8. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Unvested Awarded Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such Unvested Awarded Shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which Grantee shall have attempted to transfer such Unvested Awarded Shares.
     9. Tax Matters.
          (a) The Company’s obligation to deliver Awarded Shares to Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). The Company shall withhold from the Vested Awarded Shares that otherwise would have been delivered to Grantee the number of Vested Awarded Shares necessary to satisfy Grantee’s Required Withholding, and deliver the remaining Vested Awarded Shares to Grantee, unless Grantee has made arrangements with the Company for Grantee to deliver to the Company cash, a check or other available funds for the full amount of the Required Withholding by 5:00 P.M. Central Standard Time on the later of (i) the date Awarded Shares become Vested Awarded Shares or (ii) the date on which the Vested Awarded Shares are distributed to Grantee, or by such date Grantee has not made such other provision for the satisfaction of the Required Withholding in form satisfactory to the Committee or Board, in its sole discretion. The amount of the Required Withholding and the number of Vested Awarded Shares to be withheld by the Company, if applicable, to satisfy Grantee’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the value of the Vested Awarded Shares determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date prior to the applicable Vesting Date or the date on which the Vested Awarded Shares are distributed to Grantee, as appropriate. The obligations of the Company under this Award will be conditioned on such satisfaction of the Required Withholding.
          (b) Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state, and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of the Award. Grantee understands further that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the fair market value of the Vested Awarded Shares as of the Vesting Date for those shares. Grantee also understands that Grantee may elect to be taxed at Grant Date rather than at the time the Awarded Shares vest by filing an election under Section 83(b)of the Code with the Internal Revenue Service and by providing a copy of the election to the Company. GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(b)

OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE ELECTION GIVEN TO THE COMPANY) WITHIN 30 DAYS OF THE GRANT OF AWARDED SHARES TO GRANTEE; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.
     10. Covenants of Grantee.
          (a) For a period for five (5) years immediately following Grantee’s receipt of any Vested Awarded Shares pursuant to this Agreement, Grantee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, engage in or be an owner, director, officer, employee, agent, consultant or other representative of or for, or lend money or equipment to or otherwise support, any business that manufactures, engineers, markets, sells or provides, within a 250-mile radius of any then existing manufacturing facility of the Company and its subsidiaries and affiliates, metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, doors, windows or other metal components of a building structure), coated or painted steel or metal coils, coil coating or painting services, or any other products or services that are the same as or similar to those manufactured, engineered, marketed, sold or provided by the Company or its subsidiaries and affiliates during the Continuous Service of Grantee. Ownership by Grantee of equity securities of the Company, or of equity securities in other publicly owned companies constituting less than 1% of the voting securities in such companies, shall be deemed not to be a breach of this covenant.
          (b) For a period for five (5) years immediately following Grantee’s receipt of any Vested Awarded Shares pursuant to this Agreement, Grantee shall not, directly or indirectly and whether on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, either (i) hire, seek to hire or solicit the employment or service of any employee, agent or consultant of the Company or its Subsidiaries and affiliates; (ii) in any manner attempt to influence or induce any employee, agent or consultant of the Company or its Subsidiaries and affiliates to leave the employment or service of the Company or its Subsidiaries and affiliates; (iii) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or its Subsidiaries and affiliates unless required by due process of law; or (iv) call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer, vendor or acquisition prospect of the Company or any of its Subsidiaries or affiliates with whom Grantee dealt, directly or indirectly, during his engagement with the Company or its Subsidiaries or affiliates.
          (c) Prior to the vesting of Grantee’s Unvested Awarded Shares, for purposes of the covenants made in this Section 10, the Company promises to provide Grantee (as is necessary for Grantee’s position) with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the

“Trade Secrets”), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and employees. Grantee acknowledges and agrees that the Trade Secrets (a) are secret and not known in the industry or to the public; (b) are entrusted to him after being informed of their confidential and secret status by the Company and because of the fiduciary position occupied by him with the Company; (c) have been developed by the Company for, and on behalf of, the Company through substantial expenditures of time, effort and money and are used in its business; (d) give the Company an advantage over competitors who do not know or use the Trade Secrets; (e) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (f) the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company. Grantee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, during his Continuous Service with the Company, or at any time thereafter, except as required in the course of his Continuous Service with the Company. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Grantee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances without the prior written consent of the Board of Directors of the Company (except in the ordinary course of business during Grantee’s Continuous Service with the Company), and in any event shall be promptly delivered to the Company upon termination of Grantee’s Continuous Service for any reason. Grantee agrees that, upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, he shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chairman of the Board and Chief Executive Officer of the Company. For this purpose, Grantee irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in his name, place and stead to perform any act that he might perform to defend and protect against any disclosure of any Trade Secrets.
          (d) For a period for five (5) years immediately following Grantee’s receipt of any Vested Awarded Shares pursuant to this Agreement, Grantee shall not for any reason whatsoever (whether or not related to this Agreement or the Awarded Shares) institute any legal proceedings against the Company, any of its subsidiaries, or any of its officers, directors, agents or representatives.
     (e) (i) The parties hereto intend all provisions of subsections (a), (b), (c) and (d) of this Section 10 to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of subsections (a), (b), (c) or (d) of this Section 10 is too broad to be enforced as written, the parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable, and, in the event the court reforms Section 10(a) hereof, the Company may elect to either accept enforcement of the provision as so modified or require the return of cash or Shares as set forth in Section 10(e)(ii). In addition, however, Grantee agrees that the non-competition agreements, non-employment agreements, non-disclosure and no litigation agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall survive this Agreement. The existence of any claim or cause of action of Grantee against the Company, except for a breach of this Agreement by the Company or its subsidiaries, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Grantee contained in the non-competition, non-employment, non-disclosure and no litigation agreements.
     (ii) If in connection with the challenge by Grantee of any provision of Section 10(a), any court of competent jurisdiction determines that the non-competition agreement in Section 10(a) hereof is void or unenforceable or modifies Section 10(a) and the Company declines to accept the modification, Grantee agrees to return to the Company an amount equal to 80% of the total value awarded Grantee under this Award, whether in the form of (A) Awarded Vested Shares still owned by Grantee, (B) cash or other immediately available funds in an amount equal to the then fair market value of the Awarded Vested Shares determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made, or (C) any combination of (A) and (B).
          (f) Grantee hereby agrees that a breach of any of the provisions of this Section 10 would cause irreparable injury to the Company and its Subsidiaries and affiliates, for which they would have no adequate remedy at law. If Grantee breaches or threatens to breach any of the covenants set forth in this Section 10, then without regard for any provision to the contrary, including Section 13 hereof, the Company shall have the right to immediately seek injunctive relief from a court having jurisdiction for any actual or threatened breach of this Section 10 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that Grantee hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law, in equity or otherwise. Grantee hereby agrees that upon receipt of notice of the Company’s intent to seek injunctive relief, Grantee will not sell, transfer, pledge, exchange, hypothecate, or otherwise encumber or dispose of any of the Awarded Vested Shares, or any right or interest therein, pending the final resolution of such injunctive relief proceeding. In addition, Grantee shall, within ten (10) business days after it is ultimately determined that he has committed such a breach hereof, whether in an injunctive proceeding brought under this Section 10(f) or pursuant to the dispute resolution provisions of Section 13 hereof, either (I) redeliver to the Company the Awarded Vested Shares, if still owned by Grantee, or (ii) reimburse the Company an amount equal to the then fair market value of the Awarded Vested Shares determined by using the last sales price of the Common Stock (as reported by the New York Stock Exchange) on the date such determination is made; which amount shall be paid to the Company in cash or other immediately available funds.

          (g) By acceptance of this Agreement, Grantee agrees to cooperate with, provide information to, and to participate in such exams and activities as requested by, the Company, if the Company, in its sole discretion, elects to obtain insurance or make other financial arrangements to fund or otherwise assure or assist in the performance and satisfaction of the Company’s obligations and liabilities under this Agreement.
     11. Entire Agreement; Governing Law. The Plan and this Agreement constitute the entire agreement of the Company and Grantee (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Nothing in the Plan and this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties. The Plan and this Agreement are to be construed in accordance with and governed by the internal laws of the State of Texas, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Texas to the rights and duties of the Parties. Should any provision of the Plan or this Agreement relating to the Shares (excluding for this purpose the provisions of Section 10(a), which is addressed in Section 10(e)) be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
     12. Interpretive Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Agreement are inserted for convenience and shall not be deemed a part of the Restricted Stock Award or this Agreement for construction or interpretation.
     13. Dispute Resolution. Except as provided in Section 10 hereof, the provisions of this Section 13 shall be the exclusive means of resolving disputes of the Parties (including any other persons claiming any rights or having any obligations through the Company or Grantee) arising out of or relating to the Plan and this Agreement. The Parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Either Party may commence negotiations by delivering to the other Party a written statement of the Party’s position and the name and title of the individual who will represent the Party. Within thirty (30) days of the written notification, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation within ninety (90) days of the written notification of the dispute, either Party may file suit and each Party agrees that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Southern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the Parties shall submit to the jurisdiction of such court. The Parties irrevocably waive, to the fullest extent permitted by law, any objection a Party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 13 shall for any reason be held invalid or unenforceable, it is the specific intent of the Parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
     14. Nature of Payments. Any and all grants or deliveries of Awarded Shares hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.
     15. Payment of Par Value. The Company’s obligation to deliver Awarded Shares to Grantee upon the vesting of such shares shall be subject to the payment in full of the requisite par value per share of the Awarded Shares prior to such issuance (collectively, the “Par Value”). If the Company has not received from Grantee cash, a check or other available funds for the full amount of the Par Value by 5:00 P.M. Central Standard Time within five (5) days after the Grant Date, or Grantee has not made by that date such other provision for the payment of the Par Value in form satisfactory to the Committee or Board in its sole discretion, the Company shall pay the Par Value of the Awarded Shares on behalf of Grantee and will report the amount of such payment as income to Grantee for the taxable period of Grantee during which the Awarded Shares are granted. Grantee acknowledges and agrees that he shall be responsible for the payment of any and all federal, state and local taxes on such income if the Company pays the Par Value on behalf of Grantee.
     16. Amendment; Waiver. This Agreement may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
     17. Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at the Company’s principal executive office or the address of the Grantee in the records and books of the Company, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 17.

NCI BUILDING SYSTEMS, INC,
By:	/s/ A.R. Ginn
A.R. Ginn, Chairman of the Board and Chief
Executive Officer

GRANTEE ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THIS RESTRICTED STOCK AWARD SHALL VEST AND THE FORFEITURE PROVISIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK AWARD). GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF GRANTEE’S CONTINUOUS SERVICE. Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Award subject to all of the terms and provisions hereof and thereof. Grantee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan. Grantee hereby agrees that all disputes arising out of or relating to this Agreement and the Plan shall be resolved in accordance with Section 13 of this Agreement. Grantee further agrees to notify the Company upon any change in the address for notice indicated in this Agreement.

DATED: 11/22/04	SIGNED:	/s/ Charles W. Dickinson
GRANTEE

EXHIBIT A
JOINT ESCROW INSTRUCTIONS
August 26, 2004
Chief Financial Officer
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Dear Sir or Madam:
As Escrow Agent for both NCI Building Systems, Inc., a Delaware corporation (the “Company”), and the undersigned grantee (the “Grantee”) of shares of Common Stock of the Company (the “Shares”) under that certain Restricted Stock Agreement between the Company and the Grantee (the “Agreement”), you are hereby authorized and directed to hold the Shares, the stock certificate(s) evidencing the Shares, and any other property and documents delivered to you pursuant to the Agreement, in accordance with the following instructions:
     1. In the event the Shares are forfeited to the Company pursuant to the Agreement, the Company shall give the Grantee and you a written notice of such forfeiture and the number of the Shares to be forfeited thereunder (the “Notice”). The Grantee and the Company hereby irrevocably authorize and direct you to complete the transaction described in the Notice in accordance with the terms of the Notice. To complete the transaction described in the Notice at the closing, you are directed (a) to complete, as appropriate, the stock assignment(s) necessary for the transfer of forfeited Shares to the Company as described in the Notice, and (b) to deliver same, together with the certificate(s) evidencing the forfeited Shares to be transferred, to the Company.
     2. The Grantee irrevocably authorizes the Company to deposit with you any certificates evidencing the Shares to be held by you hereunder and any additions and substitutions to said Shares as described in the Agreement. The Grantee does hereby irrevocably constitute and appoint you as the Grantee’s attorney-in-fact and agent for the term of this escrow to execute with respect to such Shares all documents necessary or appropriate to make such Shares negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 2, the Grantee shall exercise all rights and privileges of a shareholder of the Company with respect to the Shares while the Shares are held by you.
     3. Upon written request to you and to the Company by the Grantee following the lapse of the forfeiture provisions described in the Agreement, you shall deliver to the Grantee a stock certificate or stock certificates representing those Shares as to which the forfeiture provisions have lapsed.
     4. If, at the time of termination of this escrow (upon the lapse of forfeiture provisions regarding all of the Shares and other property in your possession in accordance with the Agreement), you should have in your possession any documents, securities, or other property belonging to the Grantee, you shall deliver all of the same to the Grantee and shall be discharged of all further obligations hereunder.
     5. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
     6. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely, and you shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the Grantee while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
     7. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or entity, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court. In case you obey or comply with any such order, judgment, or decree, you shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.
     8. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering, or purporting to execute or deliver, the Agreement or any documents or papers deposited or called for hereunder.
     9. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor, for which you will be reimbursed by the Company.
     10. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be the Chief Financial Officer of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent, who may be any person or entity selected by the Company. In the absence of such appointment by the Company, or until it has so specifically appointed another person or entity as a successor Escrow Agent, the successor Escrow Agent automatically, without the necessity of any further action by the Company, shall be deemed to be the person appointed or elected as the successor Chief Financial Officer of the Company to succeed the Chief Financial Officer who so resigned or otherwise ceased to be the Chief Financial Officer of the Company.
     11. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary party or parties hereto shall join in furnishing such instruments.
     12. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Shares or any other property held by you hereunder, you are authorized and directed to retain in your possession, without liability to anyone, all or any part of such property until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
     13. Any notice required or permitted hereunder shall be given in writing and shall be given by personal or courier delivery or deposit in the United States mail, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto:

If to the Company:	NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: Chairman of the Board

If to the Grantee:	[Address]
[Address]

If to the Escrow Agent:	c/o NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Attention: Chief Financial Officer
Any notice so given by personal or courier delivery shall be deemed to have been duly given upon delivery, and any notice so given by United States mail shall be deemed to have been duly given upon the earlier of receipt by the addressee or the fourth business day after deposit in the mail.
     14. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of the Joint Escrow Instructions; you do not become a party to the Agreement.

     15. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     16. These Joint Escrow Instructions shall be governed by, and construed and enforced in accordance with, the internal substantive laws, but not the choice of law rules, of the State of Texas.

Very truly yours, NCI BUILDING SYSTEMS, INC.
By:	/s/ A.R. Ginn
A.R. Ginn, Chairman of the Board and
Chief Executive Officer

GRANTEE:
/s/ Charles W. Dickinson
Signature

Charles W. Dickinson Print Name

ESCROW AGENT:
/s/ Robert J. Medlock
Chief Financial Officer

EXHIBIT B
ASSIGNMENT SEPARATE FROM CERTIFICATE
     FOR VALUE RECEIVED, I,                                                             , hereby sell, assign and transfer unto NCI Building Systems, Inc. (the “Company”)                                          (                    ) shares of the Company’s Common Stock standing in my name of the books of the Company represented by Certificate No._________ delivered herewith, and do hereby irrevocably constitute and appoint _________________________________ as attorney-in-fact, with full power of substitution, to transfer such shares on the books of the Company.

/s/ Charles W. Dickinson
(Signature)

Charles W. Dickinson (Please print name)

INSTRUCTIONS:
Please do not fill in any blanks other than the signature lines. The purpose of this assignment is to enable the Company to receive the shares upon the occurrence of a forfeiture of all, or any portion of, the shares, as set forth in the Restricted Stock Agreement, without requiring additional signatures on the part of the Grantee.

B-1